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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE,
CONTACT:

Doyle E. Motley                         Bob Schu
Senior Vice President                   Desmond Towey
& Chief Financial Officer               Desmond Towey & Associates
CD Warehouse, Inc.                      (212) 888-7600
(405) 949-2422

           CD WAREHOUSE, INC. Acquires Sixteen (16) Franchise Stores

     OKLAHOMA CITY, OK--November 11, 1998 -- CD Warehouse, Inc. (NASDAQ SmallCap:CDWI) announced that the Company has acquired the equity interests from 93 owners in sixteen stores for a total purchase price of $1,737,867.

     For the nine months ended September 30, 1998, the combined pre-tax profits for the sixteen stores were $359,929. Allowing for goodwill and income taxes, the stores would have contributed an additional $194,863 in net income or $.05 per share calculated on a basic shares outstanding of 3,550,550 for the period. The Company will begin recognizing the earnings from these stores in November 1998.

     Doyle Motley, Senior Vice President and Chief Financial Officer stated, "We are very pleased with these acquisitions. Moving forward, we anticipate they will be accretive to earnings. Furthermore, their acquisition improves accounting and administrative efficiency."

     Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those contained in the Company's periodic reports filed with the Securities and Exchange Commission.